UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 6, 2013

Greer Bancshares Incorporated

(Exact name of registrant as specified in its charter)

Commission File Number:  000-33021

South Carolina	57-1126200
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1111 W. Poinsett Street

Greer, South Carolina 29650

(Address of principal executive offices, including zip code)

(864) 877-2000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02   Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On September 10, 2013 Greer Bancshares Incorporated (the “Company”) is filing an amendment to our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013 to amend and restate financial statements for the second fiscal quarter of 2013. The amendment is to revise the amount of the deferred tax valuation allowance reversal that was recorded in the 10-Q filed with the Securities and Exchange Commission on August 13, 2013. The valuation allowance reversal was recorded as $5,386,000 and has been revised to be $3,910,000 based on our reevaluation of intra-period tax allocation provisions of ASC 740. The intra-period tax allocation was recalculated based on projected taxable book income for the subsequent interim periods of 2013 resulting in a net adjustment to the income tax benefit of $1.5 million.

ASC 740, Income Taxes, requires the Company to determine the tax effect of a change in the beginning-of-the-year valuation allowance resulting from ordinary income in the current year which should be included in the computation of the estimated annual tax expense or benefit. The remaining tax effect of a change in the beginning-of-the-year balance of a valuation allowance that results from changes in the projection of income expected to be available in future years is required to be recognized discretely in the interim period (second fiscal quarter) in which the change in judgment about the ability to realize the deferred tax assets occurred.

In light of this revision that the Company concluded was necessary on September 6, 2013, investors should not rely upon the Company's previously filed financial statements and other financial information for the fiscal quarter ended June 30, 2013.

The Company’s Board of Directors discussed this matter with the Company’s independent public accounting firm who agreed that the financial statements for the fiscal quarter ended June 30, 2013 should no longer be relied upon and should be restated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Greer Bancshares Incorporated

Date: September 10, 2013	By:	/s/ J. Richard Medlock, Jr.
J. Richard Medlock, Jr.
Chief Financial Officer